U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

NOTIFICATION OF LATE FILING                            SEC File Number 0-20793
                                                      CUSIP Number:  132653109

            (Check One):

[_] Form 10-K and Form 10-KSB [_] Form 20-F [X] Form 11-K
[_] Form 10-Q and Form 10-QSB [_] Form N-SAR

For Period  Ended:  December  31,  1997
[_]  Transition  Report on Form 10-K
[_]  Transition Report on Form 20-F
[X]  Transition Report on Form 11-K
[_]  Transition Report on Form 10-Q
[_]  Transition Report on Form N-SAR

For the Transition Period Ended:  N/A

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      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.

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      If the  notification  relates to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates: N/A

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Part I - Registrant Information

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      Full Name of Registrant
      Smithway Motor Xpress Corp.

      Former Name if Applicable:    N/A

      Address of Principal Executive Office (Street and Number)
      2031 Quail Avenue


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      City, State and Zip Code
      Fort Dodge, Iowa  50501

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Part II - Rules 12b-25 (b) and (c)

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      If the subject  report could not be filed without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [X]

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. N/A

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Part III- Narrative

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      State  below in  reasonable  detail the reasons why the Form 10-K and Form
10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Registrant is unable to file an annual report on Form 11-K covering its 401(k) plan because the plan trustee has not finalized the Form 5500 and supporting schedules for forwarding to the Registrant's accountants for purposes of auditing such annual report.

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Part IV - Other Information

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      (1) Name and  telephone  number  of person  to  contact  in regard to this notification:


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Mark A. Scudder         (402)             435-3223
(Name)                  (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
N/A

                          Smithway Motor Xpress Corp.
                 (Name of Registrant as specified in charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 26, 1998                       By:   /s/ G. Larry Owens
                                                G. Larry Owens,
                                                Executive Vice President and
                                                Chief Operating Officer





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